                                   Exhibit 14

                       Code of Business Conduct and Ethics

                                                              Exhibit 14
                           MACC PRIVATE EQUITIES INC.
                         MORAMERICA CAPITAL CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

     This Code of Business  Conduct  and Ethics  covers a wide range of business practices and procedures.  It does not cover every issue that may arise,  but it sets out basic principles to guide all directors, officers and employees of MACC
Private  Equities Inc. and MorAmerica  Capital  Corporation  (collectively,  the
"Company"). All of our employees must conduct themselves accordingly and seek to avoid  even the  appearance  of  improper  behavior.  This Code  should  also be provided to and followed by the Company's agents and representatives,  including consultants.

     If a law  conflicts  with a policy in this Code,  you must  comply with the law.  If you have any  questions  about  these  conflicts,  you  should ask your supervisor how to handle the situation.

     Those  who  violate  the   standards  in  this  Code  will  be  subject  to
disciplinary action, up to and including  termination of employment.  If you are in a situation  which you  believe  may  violate or lead to a violation  of this
Code, follow the guidelines described in Section 15 of this Code.

     This Code is adopted with the understanding  that officers and employees of the  Company  are  also  officers  and  employees  of  InvestAmerica  Investment
Advisors,  Inc. and affiliates  ("InvestAmerica").  All activities  conducted by
Company officers and employees as contemplated by contracts  between the Company and  InvestAmerica and relevant SEC exemptive orders are not within the scope of this Code.

     In addition to this Code,  the  Company  also has adopted a Policy  Against
Insider  Trading  and  Prohibited  Transactions.   That  policy  covers  certain
additional   policies  required  by  federal  securities  laws,   including  the
Investment Company Act of 1940, which are in addition to matters covered by this
Code.

1.   Compliance with Laws, Rules and Regulations

     Obeying the law, both in letter and in spirit,  is the  foundation on which this  Company's  ethical  standards  are  built.  All  directors,  officers  and employees must respect and obey the laws  applicable to our business,  including laws of the cities,  states and countries in which we operate.  Although not all employees  are  expected to know the details of these laws,  it is  important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

     If requested,  the Company will hold  information and training  sessions to promote compliance with laws, rules and regulations,  including  insider-trading laws.

2.   Conflicts of Interest

     A "conflict of interest" exists when a person's private interest interferes in any way with the  interests of the Company.  A conflict  situation  can arise when an employee,  officer or director  takes actions or has interests  that may
make  it  difficult  to  perform  his  or  her  Company  work   objectively  and
effectively.  Conflicts of interest may also arise when an employee,  officer or director,  or members of his or her family,  receives improper personal benefits as a result of his or her position in the Company.  Loans to, or  guarantees  of obligations  of,  employees  and their  family  members may create  conflicts of interest.

     It is almost  always a conflict of interest for a Company  employee to work simultaneously  for a competitor,  customer or supplier.  You are not allowed to work for a competitor  as a consultant  or board  member.  The best policy is to avoid any direct or indirect business  connection with our customers,  suppliers or competitors,  except on our behalf. Conflicts of interest are prohibited as a matter of Company  policy,  except  under  guidelines  approved  by the Board of
Directors.  Conflicts of interest may not always be clear-cut,  so if you have a question,  you should  consult with higher levels of management or the Company's
Chief Compliance Officer. Any employee, officer or director who becomes aware of a  conflict  or  potential  conflict  should  bring  it to  the  attention  of a supervisor,  manager or other  appropriate  personnel or consult the  procedures described in Section 15 of this Code.

3.   Insider Trading

     All directors, officers and employees must comply with laws against insider trading.  In order to assist with  compliance  with these laws,  the Company has adopted a Policy Against Insider Trading and Prohibited  Transactions  governing trading in securities of the Company.  This policy has been distributed to every director,  officer and employee.  If you have any questions,  please consult the
Company's Chief Compliance Officer.

4.   Corporate Opportunities

     Employees, officers and directors are prohibited from taking for themselves personally  opportunities  that  are  discovered  through  the use of  corporate property, information or position without the consent of the Board of Directors.
No employee may use corporate  property,  information,  or position for improper personal  gain,  and no  employee  may  compete  with the  Company  directly  or indirectly.  Employees,  officers  and  directors  owe a duty to the  Company to advance its legitimate interests when the opportunity to do so arises.

5.   Competition and Fair Dealing

     We seek  to  outperform  our  competition  fairly  and  honestly.  Stealing proprietary  information,  possessing trade secret information that was obtained without the owner's  consent,  or inducing such  disclosures  by past or present employees of other  companies is prohibited.  Each employee  should  endeavor to respect the rights of and deal fairly with the Company's  customers,

suppliers,  competitors and employees.  No employee should take unfair advantage of anyone through manipulation,  concealment,  abuse of privileged  information, misrepresentation  of material  facts, or any other  intentional  unfair-dealing practice.

     The purpose of business  entertainment and gifts in a commercial setting is to  create  good  will  and  sound  working  relationships,  not to gain  unfair advantage  with  customers.  No gift or  entertainment  should  ever be offered, given,  provided  or  accepted  by any  Company  employee,  family  member of an employee  or agent  unless it: (1) is not a cash gift,  (2) is  consistent  with customary  business  practices,  (3) is not  excessive  in value,  (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.
Please  discuss with your  supervisor  any gifts or proposed gifts which you are not certain are appropriate.

6.   Discrimination and Harassment

      We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

7.   Health and Safety

     The Company  strives to provide each  employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all  employees by following  safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

     Violence and  threatening  behavior  are not  permitted.  Employees  should report to work in condition to perform their duties,  free from the influence of illegal drugs or alcohol.  The use of illegal drugs in the workplace will not be tolerated.

8.   Record-Keeping

     The Company  relies on our  accounting  records to produce  reports for our management,  shareholders,  creditors, governmental agencies, and others. We are committed to  maintaining  books and records that  accurately and fairly reflect our  financial  transactions.  Each  employee  must  maintain  accurate and fair records of  transactions,  time  reports,  expense  accounts and other  business records.  You also must comply with any applicable  record  retention  policy of
Company.

     In this respect, the following guidelines must be followed:

     o    No  undisclosed or unrecorded  funds or assets may be established  for any purpose.
     o    Assets and  liabilities  of Company must be  recognized  and stated in
          accordance  with  our  standard   practices  and  Generally   Accepted
          Accounting Principles ("GAAP").
     o    No false  or  artificial  entries  may be made or  misleading  reports issued.
     o    No false or fictitious invoices may be paid or created.

     Special emphasis is placed on compliance with this Section 8 by the members of our Board of Directors, the Chief Executive Officer, Chief Financial Officer,
all senior financial officers, and persons performing similar functions.

     If you  believe  that our books and  records  are not being  maintained  in accordance  with these  requirements,  you should bring it to the attention of a supervisor,  manager or other  appropriate  personnel or consult the  procedures described in Section 15 of this Code.

9.   Securities Law Disclosures and Public Communications

     The Company is committed to full, fair, accurate, timely and understandable disclosure  in  reports  and  documents  that we file  with,  or submit  to, the
Securities  and  Exchange  Commission  and in other public  communications.  All employees have a responsibility to ensure that false or intentionally misleading information is not given in the Company's SEC filings or public communications.

     If  you  believe  that  incomplete,   false  or  intentionally   misleading
information has been given in the Company's SEC filings or public communications or that an employee has engaged in insider  trading,  you should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 15 of this Code.

10.  Confidentiality

     Employees must maintain the  confidentiality  of  confidential  information entrusted to them by the Company or its  customers,  except when  disclosure  is authorized by the Chief  Compliance  Officer or required by laws or regulations.
Confidential  information  includes all non-public  information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential  information continues even after employment ends.

11.   Protection and Proper Use of Company Assets

     All employees  should  endeavor to protect the Company's  assets and ensure their efficient use. Theft, carelessness,  and waste have a direct impact on the
Company's  profitability.  Any  suspected  incident of fraud or theft  should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

     The  obligation of employees to protect the Company's  assets  includes its proprietary information.  Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this  information  would violate  Company  policy.  It could also be illegal and result in civil or even criminal penalties.

12.  Payments to Government Personnel

     The Foreign  Corrupt  Practices  Act  prohibits  giving  anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  It is strictly  prohibited to make illegal payments to government officials of any country.

     In  addition,  the U.S.  government  has a number  of laws and  regulations
regarding  business   gratuities  which  may  be  accepted  by  U.S.  government personnel. The promise, offer or delivery to an official or employee of the U.S.
government of a gift,  favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense.  State and local governments,  as well as foreign governments,  may have similar rules. The
Company's Chief Compliance Officer can provide guidance to you in this area.

13.  Waivers of the Code of Business Conduct and Ethics

     Any waiver of this Code for  executive  officers or  directors  may be made only by the  Board  or a Board  committee  and  will be  promptly  disclosed  as required by law and stock exchange regulation.

14.  Reporting any Illegal or Unethical Behavior

     Employees are encouraged to promptly talk to supervisors, managers or other appropriate  personnel about observed illegal or unethical  behavior and when in doubt  about the best  course of action  in a  particular  situation.  It is the policy of the Company not to allow  retaliation  for  reports of  misconduct  by others made in good faith by  employees.  Employees are expected to cooperate in internal investigations of misconduct.

     Employees  must  read  the  Company's  Employee  Complaint  Procedures  for
Accounting and Auditing  Matters,  which describes the Company's  procedures for the receipt,  retention,  and  treatment of  complaints  received by the Company regarding  accounting,  internal accounting  controls,  or auditing matters. Any employee may submit a good faith concern  regarding  questionable  accounting or auditing matters without fear of dismissal or retaliation of any kind.

15.  Compliance Procedures

     We must all work to ensure prompt and consistent action against  violations of this Code. However, in some situations it is difficult to know if a violation has occurred.  Since we cannot anticipate every situation that will arise, it is important  that we have a way to approach a new  question or problem.  These are the steps to keep in mind:

     o    Make  sure you  have all the  facts.  In  order  to  reach  the  right solutions, we must be as fully informed as possible.

     o    Ask yourself:  What  specifically am I being asked to do? Does it seem unethical or  improper?  This will enable you to focus on the specific question you are faced with, and the  alternatives  you have. Use your judgment and common sense;  if something  seems unethical or improper, it probably is.

     o    Clarify your  responsibility  and role. In most  situations,  there is shared  responsibility.  Are your colleagues informed?  It may help to get others involved and discuss the problem.

     o    Discuss the problem with your  supervisor.  This is the basic guidance for  all  situations.  In many  cases,  your  supervisor  will be more knowledgeable  about the question,  and will appreciate  being brought
          into  the   decision-making   process.   Remember   that  it  is  your
          supervisor's responsibility to help solve problems.

     o    Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor,  or where you do not feel  comfortable  approaching your supervisor with your question, discuss it locally  with your office  manager or your Human  Resources manager.

     o    You may report  ethical  violations in confidence  and without fear of retaliation.  If your  situation  requires  that your identity be kept secret, your anonymity will be protected.  The Company does not permit retaliation  of any kind against  employees  for good faith reports of ethical violations.

     o    Always  ask first,  act later:  If you are unsure of what to do in any situation, seek guidance before you act.

As amended and approved by the Board
October 5, 2004